Protective Life Corporation Post Office Box 2606 Birmingham, AL 35202 Phone 205-268-1000	Exhibit 99.1

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES FOURTH QUARTER 2006 EARNINGS

BIRMINGHAM, Alabama (February 7, 2007) Protective Life Corporation (NYSE: PL) today reported results for the fourth quarter of 2006. Highlights include:

•
Net income increased 13.9% to $3.94 per diluted share, compared to $3.46 per share in 2005. Net income for the fourth quarter was $1.19 per diluted share compared to $0.96 per share in the fourth quarter of 2005. Included in the current quarter’s net income were net realized investment gains of $0.28 per share, compared to net realized investment losses of $0.06 per share in the same period last year. For the year, net income included realized investment gains of $0.55 per share compared to realized investment losses of $0.24 per share in 2005.

•
Operating income in 2006 was $3.39 per diluted share, compared to $3.70 per share in 2005. Operating income for the fourth quarter was $0.91 per diluted share compared to $1.02 per share in the fourth quarter of 2005. Included in the current year’s operating income per diluted share are charges of $0.32 related to two discontinued product lines. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

•
Life Marketing pretax operating income was $174.2 million in 2006 compared to $163.7 million in 2005. Pretax operating income in the fourth quarter of 2006 was $41.9 million compared to $48.2 million in the prior year’s quarter. Life Marketing sales were $227.6 million for 2006 compared to $294.7 million in 2005. Life Marketing sales were $49.6 million in the fourth quarter of 2006 compared to $76.6 million in the prior year’s quarter.

•
Pretax operating income in 2006 for the Acquisitions segment was $104.5 million compared to $80.6 million in 2005. Pretax operating income in the fourth quarter of 2006 was $33.6 million compared to $18.6 million in the fourth quarter of 2005.

•
Annuity sales were a record $1.2 billion in 2006, an increase of 104.5% over the prior year. Pretax operating income in 2006 for the Annuities segment was $24.6 million compared to $31.9 million in 2005. Pretax operating income was $8.4 million in the current quarter compared to $14.8 million in the fourth quarter of 2005.

•
The Stable Value Products segment reported pretax operating income of $12.5 million in the fourth quarter of 2006 compared to $13.2 million in the same period last year. Pretax operating income in 2006 was $47.1 million compared to $54.8 million in 2005.

•
The Asset Protection segment reported pretax operating income of $6.6 million in the fourth quarter of 2006 compared to $6.3 million in the same period last year. Pretax operating income in 2006 was $9.8 million compared to $24.9 million in 2005. The current year included a charge of $26.0 million related to the discontinued Lender’s Indemnity product line.

•	As of December 31, 2006, the Company’s assets were $39.7 billion, compared to $29.0 billion at year-end 2005, an increase of 37.0%.

•
As of December 31, 2006, share-owners’ equity per share, excluding accumulated other comprehensive income, was $32.93 compared with $29.82 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $33.11 compared with $31.33 a year ago.

•	Operating income return on average equity for the twelve months ended December 31, 2006 was 11.1%

•	Net income return on average equity for the twelve months ended December 31, 2006 was 12.9%.

•
At December 31, 2006, below investment grade securities were less than two percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of the commercial mortgage loan portfolio.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We reported operating income of $0.91 per share for the fourth quarter of 2006, which was below our expectations.

Profit growth in our life insurance lines continues to be adversely affected by the pattern of earnings emergence under our capital markets securitization model and competitive forces. In addition, investment income was adversely affected by the interest rate and credit spread environment. We expect to see these effects continue into 2007, without favorable offsetting effects from prepayment fees, make-whole payments and participating commercial loan income at the levels experienced in recent quarters.

There were, however, some positive developments in the quarter. The Chase acquisition performed better than projected. We also are seeing improved term application counts in our BGA distribution system, and we launched a new, more competitive Universal Life product at Protective and completed work on a new UL product at West Coast Life. In addition, we continue to see strong sales in our annuity line, led by sales in the bank channel.

In 2007 we expect continued sales momentum in our retail franchises in both life insurance and annuities, continued good performance from our acquired business, the capacity to recommence the growth of our stable value account balance, growth in earnings in our service contract lines and solid credit performance from our investment accounts.”

2007 GUIDANCE

Based on current information, Protective expects 2007 operating income per diluted share to be between $3.60 and $3.80. Protective’s 2007 guidance excludes any reserve adjustments or unusual or unpredictable benefits or charges that might occur during the year. The 2007 guidance range is based upon many assumptions, including but not limited to: the expected pattern of financial results in the life insurance business written under our capital markets securitization structure in which profitability is not expected to emerge until approximately two years after business is written, while results continue to be affected on an ongoing basis by the ordinary course run-off of older, profitable policies; competitive pressure on pricing in our term life insurance business; and our view and expectations as to the likely effect of the interest rate environment on our business, which includes tight credit spreads, and the inversion of the yield curve and lower real estate related income due to a lower volume of prepayments and potential for reduced income from the participating mortgage loan portfolio as compared to recent years. The 2007 guidance range also assumes no positive or negative unlocking of deferred acquisition costs (DAC) or adjustments to value of businesses acquired (VOBA), and diluted weighted average shares outstanding of 71.5 million.

The Company’s actual experience in 2007 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth under “Forward Looking Statements” below and in the Company’s Form 10-K and Form 10-Q, significant changes in estimated future earnings on investment products caused by changes in the equity markets, DAC and VOBA amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast.

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

THIRD QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)

	4Q2006	4Q2005	2006	2005

Operating income	$65,371	$72,595	$242,639	$263,545
Realized investment gains (losses) and related amortization,
net of certain derivative gains (losses)	19,811	(4,033)	38,922	(16,978)
Net Income	$85,182	$68,562	$281,561	$246,567

($ per share; net of income tax)
	4Q2006	4Q2005	2006	2005

Operating income	$0.91	$1.02	$3.39	$3.70
Realized investment gains (losses) and related amortization
Investments	0.05	0.01	0.75	0.14
Derivatives	0.23	(0.07)	(0.20)	(0.38)
Net Income	$1.19	$0.96	$3.94	$3.46

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)

	4Q2006	4Q2005	2005	2006

LIFE MARKETING	$41,913	$48,174	$174,189	$163,661
ACQUISITIONS	33,610	18,593	104,534	80,611
ANNUITIES	8,403	14,797	24,645	31,933
STABLE VALUE PRODUCTS	12,500	13,172	47,073	54,798
ASSET PROTECTION	6,570	6,335	9,811	24,901
CORPORATE AND OTHER	(2,807)	9,968	11,776	47,229
	$100,189	$111,039	$372,028	$403,133

In the Life Marketing and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Acquisitions, Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)	4Q2006	4Q2005	2006	2005

Operating income before
income tax	$100,189	$111,039	$372,028	$403,133
Realized investment gains (losses)
Stable Value Contracts	784	(20,069)	1,161	(16,065)
Acquisitions	12,632	----	28,716	---
Annuities	(223)	1,811	4,697	30,980
Corporate and Other	18,638	15,077	37,247	(4,736)
Less: periodic settlements on derivatives
Corporate and Other	77	1,972	2,737	11,393
Related amortization of deferred policy
acquisition costs and value of businesses acquired
Annuities	(314)	1,052	2,428	24,906
Acquisitions	1,590	----	6,776	---
Income before income tax	$130,667	$104,834	$431,908	$377,013

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures) for the Acquisitions segment was $126.5 million for 2006 and $80.6 million for 2005 and $44.7 million for the fourth quarter of 2006 and $18.6 million for the fourth quarter of 2005. Income before income tax for the Annuities segment was $26.9 million for 2006 and $38.0 million for 2005 and $8.5 million for the fourth quarter of 2006 and $15.6 million in the fourth quarter of 2005. Income before income tax for the Stable Value segment was $48.2 million for 2006 and $38.7 million for 2005 and $13.3 million for the fourth quarter of 2006 and a loss of $6.9 million for the fourth quarter of 2005. Income before income tax for the Corporate and Other segment was $46.3 million for 2006 and $31.1 million for 2005 and $15.8 million for the fourth quarter of 2006 and $23.1 million for the fourth quarter of 2005.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
	4Q2006	4Q2005	2006	2005

LIFE MARKETING	$49.6	$76.6	$227.6	$ 294.7
ANNUITIES	401.1	155.0	1,200.9	587.2
STABLE VALUE PRODUCTS	60.2	213.3	433.9	1,412.3
ASSET PROTECTION	140.5	118.2	535.6	488.8

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Fourth quarter pretax operating income for the Life Marketing segment was $41.9 million compared to $48.2 million for the fourth quarter of 2005. The decrease is primarily attributable to unfavorable unlocking of DAC, less favorable mortality, and one-time costs, partially offset by increased investment income. For the full year, pretax operating income for the segment was $174.2 million, an increase of 6.4% over the prior year.

Life insurance sales in the fourth quarter of 2006 and for the full year of 2006 were $49.6 million and $227.6 million, respectively. Term insurance sales in the current quarter were $32.6 million compared to $34.5 million in the prior year’s quarter. Universal life insurance sales in the fourth quarter of 2006 were $17.0 million compared to $42.1 million in the prior year’s quarter.

ACQUISITIONS: Pretax operating income in the Acquisitions segment was $33.6 million for the fourth quarter of 2006 compared to $18.6 million in the fourth quarter of 2005. Pretax operating income for the full year was $104.5 million compared to $80.6 million for 2005. The increase for the quarter and for the year is attributable to the acquisition of the Chase block of business.

ANNUITIES: Pretax operating income in the Annuities segment was $8.4 million in the fourth quarter of 2006 compared to $14.8 million in the fourth quarter of 2005. For the full year, pretax operating income was $24.6 million compared to $31.9 million in 2005. Included in the fourth quarter of 2005 and for the full year of 2005 was favorable unlocking of DAC of approximately $10.9 million and $15.9 million, respectively. Excluding the favorable unlocking of DAC, the increase is primarily attributable to growth in account balances from record sales and increased fees from equity market and fund performance.

Total annuity sales in the fourth quarter of 2006 were $401.1 million compared to $155.0 million in the prior year’s quarter. For the full year, total annuity sales were a record $1.2 billion compared to $587.2 million in the prior year. Fixed annuity sales were $309.6 million in the fourth quarter of 2006 compared to $84.8 million in the prior year’s quarter. Fixed annuity sales attributable to the Chase retail distribution system for the fourth quarter of 2006 and for the full year were $124.7 million and $275.9 million, respectively. Variable annuity sales were $91.5 million in the fourth quarter of 2006, up 30.3% compared to $70.2 million in the fourth quarter of 2005. Variable annuity sales were $322.8 million in 2006 compared to $312.2 million in 2005. Year end account balances were $6.5 billion, an increase of 14.0% over the prior year.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $47.1 million for 2006 compared to $54.8 million in 2005. For the quarter, pretax operating income was $12.5 million compared to $13.2 million in the fourth quarter of 2005. Spreads in the fourth quarter of 2006 were 93 basis points as compared to 90 basis points in the fourth quarter of 2005. For the full year, spreads were 84 basis points compared to 96 basis points in 2005. The increase in spreads for the quarter is primarily attributable to higher yields. The decrease in spreads for the year is attributable to higher interest expense. Account balances ended the year at $5.5 billion.

ASSET PROTECTION: The Asset Protection segment had pretax operating income of $9.8 million for 2006 compared to $24.9 million in 2005. For the current quarter, pretax operating income was $6.6 million compared to $6.3 million for the fourth quarter of 2005. The current year included a reserve charge of $26.0 million related to the discontinued Lender’s Indemnity product line. Excluding the charge, the segment’s pretax operating income was $35.8 million for 2006 and the resulting increase for the year is primarily attributable to an increase in earnings from the service contract lines, the acquisition of Western General and an improvement in other products earnings.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported a pretax operating loss of $2.8 million in the fourth quarter of 2006 compared to pretax operating income of $10.0 million in the fourth quarter of 2005. The decrease is primarily attributable to lower participating mortgage income, lower investment income on unallocated capital and an increase in interest expense. For the full year, pretax operating income was $11.8 million compared to $47.2 million in 2005. The decrease is primarily attributable to lower participating mortgage income, lower investment income on unallocated capital, higher interest expense and reserve strengthening in the discontinued Residual Value line. The increase in interest expense for the quarter and for the year is primarily attributable to the issuance of $200 million of Subordinated Debt Securities to finance the Chase Insurance Group transaction in the third quarter of 2006 and the issuance of non-recourse funding obligations throughout the year to support the Company’s Regulation XXX transaction. Reserves were strengthened in the discontinued Residual Value line $9.0 million in 2006 compared to reserve strengthening of $5.0 million in 2005.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on February 8, 2007 at 10:00 a.m. Eastern. A recording of the call will be available from 12:00 p.m. Eastern February 8 until midnight February 15. The recording may be accessed by calling 1-800-283-4216 (international callers 1-402-220-9033).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern February 8 until midnight February 15.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

The 2007 earnings guidance presented in this release is based on the financial measure operating income per diluted share. Net income per diluted share is the most directly comparable GAAP measure. A quantitative reconciliation of Protective’s net income per diluted share to operating income per diluted share is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized investment gains and losses, which typically vary substantially from period to period.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of December 31, 2006)

Total share-owners’ equity per share	$33.11
Less: Accumulated other comprehensive income per share	(0.18)

Total share-owners’ equity per share
excluding accumulated other comprehensive income	$32.93

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended December 31, 2006 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended December 31, 2006, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
LAST TWELVE MONTHS ENDED DECEMBER 31, 2006

($ in thousands)

Numerator:

	Three Months Ended
	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Last Twelve Months Ended Sept. 30, 2006

Net income	$72,137	$66,941	$57,301	$85,182	$281,561
Net of:
Realized investment gains (losses), net of income tax
Investments	(113)	4,222	51,119	3,655	58,883
Derivatives	9,092	(3,556)	(34,772)	17,035	(12,201)
Related amortization of deferred policy acquisition costs and value
of businesses acquired, net of income tax benefit	---	(1,007)	(4,147)	(829)	(5,983)
Add back:
Derivative gains related to Corp. debt and investments
net of income tax	865	437	425	50	1,777
Operating Income	$64,023	$67,719	$45,526	$65,371	$242,639

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

December 31, 2005	$2,183,660	$105,220	$2,078,440
March 31, 2006	2,104,270	(35,242)	2,139,512
June 30, 2006	2,043,711	(149,324)	2,193,035
September 30, 2006	2,271,889	38,395	2,233,494
December 31, 2006	2,316,255	12,431	2,303,824
Total			$10,948,305
Average			$2,189,661
Operating Income Return on Average Equity			11.1%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
LAST TWELVE MONTHS ENDED DECEMBER 31, 2006

($ in thousands)

Numerator:

Net income - three months ended March 31, 2006	$ 72,137
Net income - three months ended June 30, 2006	66,941
Net income - three months ended September 30, 2006	57,301
Net income - three months ended December 31, 2006	85,182
Net income - last twelve months ended December 31, 2006	$281,561

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

December 31, 2005	2,183,660	105,220	2,078,440
March 31, 2006	2,104,270	(35,242)	2,139,512
June 30, 2006	2,043,711	(149,324)	2,193,035
September 30, 2006	2,271,889	38,395	2,233,494
December 31, 2006	2,316,255	12,431	2,303,824
Total			$10,948,305
Average			$2,189,661
Net Income Return on Average Equity			12.9%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company; the Company’s policy claims fluctuate from period to period, and actual results could differ from its expectations, including, but not limited to, expectations of mortality, morbidity, casualty losses, persistency, lapses, customer mix and behavior and projected level of used vehicle values; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company may not be able to achieve the expected results from its recent acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, destroying valuable data or making it difficult to conduct business; the Company’s ability to grow depends in large part upon the continued availability of capital, which has been negatively impacted by recent regulatory action, and future marketing plans are dependent on access to the capital markets through securitization; and new accounting or statutory rules or changes to existing accounting or statutory rules could negatively impact the Company. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Gary Corsi
Executive Vice President and Chief Financial Officer
(205) 268-2226

Chip Wann
Vice President, Corporate Finance/Investor Relations
(205) 268-6461